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                                                                     EXHIBIT 3.1

                          SECOND ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 ENTROPIN, INC.

     Pursuant to Section 7-106-102 of the Colorado Business Corporation Act, Entropin, Inc. (the "Corporation") adopts the following Second Articles of Amendment to its Articles of Incorporation, as amended and restated:

     1. The Articles of Incorporation, as amended and restated, hereby are amended to add the following paragraph to Article VII of the Articles of Incorporation, as amended and restated:

               CLASSIFICATION OF DIRECTORS. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2001 annual meeting of Shareholders; the term of the initial Class II directors shall terminate on the date of the 2002 annual meeting of Shareholders; and the term of the initial Class III directors shall terminate on the date of the 2003 annual meeting of Shareholders. At each meeting of Shareholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease in directorships shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office until the next election of directors of such class by the Shareholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Directors shall hold office until the annual meeting for the year in which their terms expire and until their successors shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director elected to fill a vacancy shall hold office until the next election of directors of such class by the Shareholders.

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     3.   This Amendment was duly adopted by the Shareholders of the Corporation on June 14, 2000.

     On behalf of Entropin, Inc., Higgins D. Bailey, Chairman of the Board of Directors, by his signature below, does hereby confirm, under the penalties of perjury, that the foregoing Second Articles of Amendment to the Articles of Incorporation, as amended and restated, of Entropin, Inc. are a true and correct copy of said document.

                                           ENTROPIN, INC.

                                           By /s/ Higgins D. Bailey
                                              ------------------------
                                              Higgins D. Bailey
                                              Chairman of the Board